EXHIBIT 99.1

Fischer Imaging Will Delay Filing of Form 10-Q for Quarter Ended March 30, 2003

DENVER, May 15, 2003 - Fischer Imaging Corporation (NASDAQ: FIMG) today announced that it would delay the filing of its quarterly report on Form 10-Q for the quarter ended March 30, 2003 as it completes a comprehensive process of prior year financial restatements that will also affect that quarter.

As previously disclosed, the company is working diligently to file, as soon as possible, its Form 10-K for the year ended December 31, 2002.   Form 10-K will include restated financial statements for 2000 and 2001.  The restatements for 2000 and 2001 and the first three quarters of 2002 are primarily related to revenue recognition timing issues as well as re-work and warranty inventory matters and related vendor receivables.

The company intends to file its 2002 Form 10-K and its Form 10-Q for the quarter ended March 30, 2003 concurrently.  As soon as practical prior to that time the company will release condensed, unaudited financial information for years 2000, 2001, 2002 and the first quarters of 2002 and 2003.

About Fischer Imaging

Fischer Imaging Corporation designs, manufactures, and markets specialty medical imaging systems for the screening and diagnosis of disease. The company’s focus area is women’s health, particularly the diagnosis and screening of breast cancer. Fischer Imaging’s Radiology, Electrophysiology, and Surgery (RE&S) division has produced general purpose x-ray imaging systems since 1910 making the company the oldest manufacturer of x-ray imaging devices in the United States. For more information visit www.fischerimaging.com.

Safe Harbor Statement

This press release contains forward-looking statements about Fischer Imaging Corporation’s financial results for its years ended 2002, 2001 and 2000 and for the quarter ended March 30, 2003. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that could cause results to differ include: a review of certain of the company’s accounting matters is currently being conducted under the auspices of the audit committee of the board of directors; the company may determine that further accounting adjustments should be made for the transactions and matters currently being evaluated; the company may identify additional transactions or matters that require accounting adjustments; the time required to complete the audit committee’s review and to permit the company’s auditors to complete their audit of 2002 and re-audits of prior years will depend on the substantial additional work by the company and the availability of historical records, the time required for the company’s auditors to complete a review of the financial statements for the quarter ended March 30, 2003; and it is not known at this time when the company will be able to file its annual report on Form 10-K or its quarterly report on Form 10-Q. Uncertainty concerning the company’s business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. More information on risks and uncertainties related to the company and its business may be found in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

Fischer Imaging Corp.

Stephen G. Burke, 303/450-4318